Exhibit 99.1

News Release
Woodward Governor Company
1000 East Drake Road
Fort Collins, Colorado 80525, USA
Tel: 970-482-5811
Fax: 970-498-3058
FOR IMMEDIATE RELEASE

CONTACT:	Mike Schablaske Director, Tax & Treasury 815-639-6697
Woodward Completes HR Textron Acquisition
Closes on Financing
Fort Collins, Colo., April 3, 2009—Woodward Governor Company (Nasdaq:WGOV) today announced that it completed the acquisition of all the outstanding shares of stock of HR Textron from Textron Inc. (NYSE: TXT) and substantially all the UK assets and certain liabilities related to the HR Textron business of Textron Limited. Woodward previously announced the signing of a definitive purchase agreement on February 27, 2009.
Woodward also announced today that it finalized financing arrangements related to the acquisition. The purchase price of $365 million and associated fees was financed with available cash, borrowings of $105 million under the revolving credit agreement, and new term debt financing. The initial weighted average interest rate on new debt related to this acquisition is 4.2 percent based on the present LIBOR rate. The current floating interest rate on the revolving credit facility is 1.50 percent. New debt financing will include $120 million in three-year bank term loans at an initial floating rate of approximately 3.5 percent and $100 million in private placement notes at an average fixed rate of approximately 8 percent. The private placement notes are in two maturities-$57 million maturing in 2016 bearing interest at 7.8 percent and $43 million maturing in 2019 bearing interest at 8.2 percent. Woodward will have approximately $115 million remaining under the existing revolving line of credit. Woodward will not utilize the previously announced bridge facility commitment.
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The senior unsecured notes issued in the private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or a solicitation to buy such notes and is issued pursuant to Rule 135c under the Securities Act of 1933.
About Woodward
Woodward is an independent designer, manufacturer, and service provider of energy control and optimization solutions for commercial and military aircraft, turbines, reciprocating engines, and electrical power system equipment. The company’s innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable, and more cost-effective equipment. Leading original equipment manufacturers use our products and services in aerospace, power and process industries, and transportation. Woodward is headquartered in Fort Collins, Colo., USA and serves global markets in aerospace, power and process industries, and transportation. Visit our website at www.woodward.com.
Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding the integration of HR Textron with Woodward. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, the failure of Woodward to successfully integrate the HR Textron business or realize synergies, Woodward’s ability to satisfy its representations, warranties and covenants under its existing note purchase agreements, term loan agreements and revolving credit agreement conditions in the capital and financial markets generally, interest rates, general economic conditions and other risk factors described in Woodward’s Annual Report on Form 10-K for the year ended September 30, 2008, and the Quarterly Report on Form 10-Q for the quarter ended December 31, 2008.
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